                                                   EXHIBIT 21


                        SUBSIDIARIES
                             OF
                   HUNT MANUFACTURING CO.
                   ----------------------



        Hunt Holdings, Inc., a Delaware Corporation
       Hunt X-Acto, Inc., a Pennsylvania Corporation
    Bevis Custom Furniture, Inc., an Alabama Corporation
        Seal Products, Inc., a Delaware Corporation
      Hunt Europe, Ltd., a United Kingdom Corporation





The Company holds all of the outstanding capital stock of Hunt Holdings, Inc. Hunt Holdings, Inc., in turn, holds all of outstanding capital stock of Hunt X-Acto, Inc., Bevis Custom Furniture, Inc., Seal Products, Inc. and Hunt Europe, Ltd.